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                                                                     EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION

                                       OF

                           BUCKEYE FLORIDA CORPORATION

                                   ARTICLE ONE

         The name of the corporation is BUCKEYE FLORIDA CORPORATION.

                                   ARTICLE TWO

         The address of the corporation's registered office in the state of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle 19805-1297, The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE THREE

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

         The total number of shares of stock which the corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $.01 per share.

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                                  ARTICLE FIVE

         The name and mailing address of the sole incorporator are as follows:

                  NAME                         MAILING ADDRESS

              Marci Schaffer                200 East Randolph Drive
                                            Suite 5700
                                            Chicago, Illinois 60601

                                   ARTICLE SIX

         The corporation is to have perpetual existence.

                                  ARTICLE SEVEN

         In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation, without the assent or vote of the stockholders, is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                  ARTICLE EIGHT

         Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The election of directors need not be by written ballot. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

                                  ARTICLE NINE

         To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages

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for a breach of fiduciary duty as a director. Any repeal or modification of this
ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE TEN

         The corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                 ARTICLE ELEVEN

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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